UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

Shutterstock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35669	80-0812659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  350 Fifth Avenue, 21st Floor

New York, New York 10118

(Address of principal executive offices, including zip code)

(646) 419-4452
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           As previously reported, on August 6, 2014, Thilo Semmelbauer gave notice of his decision to resign from his position as President and Chief Operating Officer of Shutterstock, Inc. (the “Company”).

Pursuant to an Amendment and Release Agreement (the “Amendment”) entered into between the Company and Mr. Semmelbauer on January 5, 2015, Mr. Semmelbauer will remain an employee of the Company until January 15, 2015 (the “Separation Date”) and will thereafter make himself available as a consultant to the Company through April 15, 2015. Subject to his continued service until the Separation Date and in consideration of his executing the release of claims in favor of the Company included in the Amendment (the “Release”), the Amendment further provides for the following benefits contingent upon the Release becoming irrevocable: (i) the vesting of all of Mr. Semmelbauer’s unvested and outstanding equity awards that would have vested had he remained in the employ of the Company for the 90-day period following the Separation Date; (ii) the payment to Mr. Semmelbauer of 100% of his 2014 target bonus; and (iii) if Mr. Semmelbauer so elects, continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for himself and his eligible dependents for a period of up to 12 months.

The foregoing summary of the material terms of the Amendment is qualified in its entirety by the full terms of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits

(d)	Exhibits.

10.1	Amendment and Release Agreement dated December 26, 2014 and executed on January 5, 2015 between Shutterstock, Inc. and Thilo Semmelbauer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERSTOCK, INC.

Dated: January 9, 2015	By:	/s/ Timothy E. Bixby
Timothy E. Bixby Chief Financial Officer